COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS NEW JERSEY INTERMEDIATE MUNICIPAL BOND FUND
AND THE LEHMAN BROTHERS 10-YEAR MUNICIPAL BOND INDEX

EXHIBIT A:

            LEHMAN      DREYFUS
           BROTHERS     NEW JERSEY
           10-YEAR      INTERMEDIATE
 PERIOD    MUNICIPAL    MUNICIPAL
             BOND         BOND
           INDEX *        FUND

6/26/92    10,000       10,000
3/31/93    10,898       10,894
3/31/94    11,205       11,277
3/31/95    12,048       11,891
3/31/96    13,116       12,734
3/31/97    13,800       13,224
3/31/98    15,233       14,305
3/31/99    16,188       15,027
3/31/00    16,265       15,012

* Source: Lipper Analytical Services, Inc.